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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Okumus                          Ahmet                 H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                          850 Third Avenue, 10th Floor
--------------------------------------------------------------------------------
                                    (Street)

                  New York, New York        10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Allaire Corporation (ALLR)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     February 16, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/12/00                  S             7,200        D     $7.105                    1       By Okumus
                                                                                                                         Opportunity
                                                                                                                         Fund Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/13/00                  S             4,000        D     $7.2344                   1       By Okumus
                                                                                                                         Opportunity
                                                                                                                         Fund Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                01/16/01                  S             2,000        D     $7.9875                   1       By Okumus
                                                                                                                         Opportunity
                                                                                                                         Fund Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                02/16/01                  X             3,255,000    D     $7.50                     1       By Okumus
                                                                                                                         Opportunity
                                                                                                                         Fund Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                02/16/01                  X             675,000      D     $7.50        -0-          1       By Okumus
                                                                                                                         Opportunity
                                                                                                                         Partners LP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                02/16/01                  X             387,500      D     $7.50        -0-          1       By Okumus
                                                                                                                         Technology
                                                                                                                         Value
                                                                                                                         Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                02/16/01                  X              82,500      D     $7.50        -0-          1       By Okumus
                                                                                                                         Technology
                                                                                                                         Value
                                                                                                                         Partners LP
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Call
Options                                                                                                                  By Okumus
(obligation                                                                     Common                                   Opportunity
to sell)     $7.50  12/16/00            E             32,550  11/17/00 12/16/00 Stock    3,255,000                    I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Opportunity
(obligation                                                                     Common                                   Partners,
to sell)     $7.50  12/16/00            E              6,750  11/17/00 12/16/00 Stock     675,000                     I  LP
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)     $7.50  12/16/00            E              3,875  11/17/00 12/16/00 Stock     387,500                     I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)     $7.50  12/16/00            E                825  11/17/00 12/16/00 Stock      82,500                     I  Partners LP
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)    $10.00  12/22/00            S                 40  Immed.   01/20/01 Stock       4,000   $500              I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call
Options                                                                                                                  By Okumus
(obligation                                                                     Common                                   Opportunity
to sell)     $7.50  01/16/01            S             32,550  Immed.   02/17/01 Stock    3,255,000 $3,661,875         I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Opportunity
(obligation                                                                     Common                                   Partners,
to sell)     $7.50  01/16/01            S              6,750  Immed.   02/17/01 Stock      675,000 $759.375           I  LP
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)     $7.50  01/16/01            S              3,875  Immed.   02/17/01 Stock      387,500 $435,937.5         I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)     $7.50  01/16/01            S                825  Immed.   02/17/01 Stock       82,500 $92,812.5          I  Partners,LP
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)    $10.00  01/20/01            E                 40  12/22/00 01/20/01 Stock       4,000                     I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call
Options                                                                                                                  By Okumus
(obligation                                                                     Common                                   Opportunity
to sell)     $7.50  02/16/01            X             32,550  01/16/01 02/16/01 Stock    3,255,000                    I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call
Options                                                                                                                  By Okumus
(obligation                                                                     Common                                   Opportunity
to sell)     $7.50  02/16/01            X              6,750  01/16/01 02/16/01 Stock      675,000                    I  Partners LP
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)    $ 7.50  02/16/01            X              3,875  01/16/01 02/16/01 Stock      387,500                    I  Fund, Ltd.
------------------------------------------------------------------------------------------------------------------------------------
Call                                                                                                                     By Okumus
Options                                                                                                                  Technology
(obligation                                                                     Common                                   Value
to sell)    $ 7.50  02/16/01            X                825  01/16/01 02/16/01 Stock       82,500             -0-    I  Partners LP
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




/s/ Ahmet H. Okumus                                              11/14/02
---------------------------------------------            -----------------------
Ahmet H. Okumus, Managing Member
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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